Media Contact: D. Neil Dauby Chairman & Chief Executive Officer Bradley M Rust President & Chief Financial Officer 812-482-1314 6/3/2024 German American Bancorp, Inc. announces the sale of the assets of German American Insurance, Inc. to Hilb Group JASPER, IN: German American Bancorp, Inc. (Nasdaq: GABC) today announced and closed the sale of the assets of its wholly-owned subsidiary German American Insurance (GAI) to Hilb Group, an industry- leading insurance broker. The all-cash transaction is for $40 million, and creates a significant after-tax gain, net of transaction costs, of approximately $27 million. The purchase price represents approximately four times 2023 GAI revenues and approximately 24 times 2023 GAI after-tax earnings. “Our decision to partner with Hilb Group for this transaction ensures the continued access to the best insurance products and services for our customers and provides a great new home for GAI’s employees,” said D. Neil Dauby, Chairman and CEO of German American Bancorp, Inc. “This sale allows us to realize significant value at an opportune time. The GAI team has done a tremendous job building the agency in the last 25 years, and we are confident the expanded access to products, services and expertise through Hilb Group will support a strong future for all.” As part of the transaction, German American Insurance will continue to operate throughout southern Indiana and Kentucky under the name “German American Insurance – A Hilb Group Company” and will remain under the leadership of Diana Wilderman, President of German American Insurance. Wilderman said, “We are very excited that our entire insurance team will join Hilb Group. Hilb’s dedication to the communities they serve and their culture of providing the very best service to their customers is exactly what built the success of German American Insurance.” “We are pleased to welcome the highly respected German American Insurance team and to expand upon our existing Midwest presence,” Hilb Group CEO Ricky Spiro said. “This addition of GAI fits with our strategy of growing through leading insurance brokers in key markets, and building on the great reputation – and innovative resources we provide – among the clients and communities we are privileged to serve.” In addition to retaining all GAI team members, an ongoing referral relationship to Hilb Group will provide German American Bank customers access to market-leading insurance brokerage services.

Hilb Group is a Top 25 US Insurance Agency and has been an Inc. 5000 fastest-growing private company for nine years. Founded in 2009, the company is a leading property and casualty and employee benefits insurance brokerage and advisory firm. Headquartered in Richmond, Virginia, Hilb Group is backed by The Carlyle Group, one of the world’s leading investment firms, and has more than 2,200 employees with 125+ locations in 29 states – and service to all 50 states. Piper Sandler & Co. served as financial advisor to German American and Dentons Bingham Greenebaum LLP served as legal counsel. About German American Bank German American Bancorp, Inc. is a Nasdaq-traded (symbol: GABC) financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 74 banking offices in 20 contiguous southern Indiana counties and 14 counties in Kentucky.